Exhibit 99.1
THE DISTRICT COURT OF DOUGLAS COUNTY, NEBRASKA
FOURTH DISTRICT COURT

CAPITAL TRADING CO., on Behalf of Itself	)
and All Others Similarly Situated,	)	Case No. 1067-851
)
Plaintiff,	)
)
	)	CLASS ACTION COMPLAINT AND
vs.	)	PRAECIPE
)
PHILIP COTTONE, ROBERT PECK, THOMAS	)
PESCHIO, RICHARD H. SCHWACHTER,	)
ROBERT M. AMES, JERRY D. BRINGARD,	)	(Jury Trial Demanded)
GOVERNMENT PROPERTIES TRUST INC.,	)
AND RECORD REALTY U.S. LLC,	)
)
Defendants.	)
)
FILED	)
IN DISTRICT COURT	)
DOUGLAS COUNTY, NEBRASKA	)
)
JAN 04 2007)		Assigned to Judge Hartigan Jr.
)
JOHN M. FRIEND	)
CLERK DISTRICT COURT	)
     Plaintiff, as and for its Class Action Complaint, alleges upon personal knowledge as to itself and its own acts, and upon information and belief derived from, inter alia, a review of documents filed with the Securities and Exchange Commission (“SEC”) and publicly available news sources, such as newspaper articles, as to all other matters, as follows:
NATURE OF THE ACTION
     1. This is a shareholder class action on behalf of the public stockholders of Government Properties Trust Inc. (“GPT” or the “Company”) challenging the sale of GPT to Record Realty Trust and its subsidiary, Record Realty U.S. (LLC) (“Record US”), (collectively “Record Realty”) in a transaction which protects and advances the interests of GPT’s directors at the expense of GPT’s public shareholders without making full and adequate disclosures, and at an inadequate consideration (the “Sale Agreement”). As further detailed below, each and every GPT director will receive extensive personal compensation as a result of the Sale Agreement -

compensation that they would not otherwise receive at this time absent the Sale Agreement. This conflict of interest caused these directors to be unable to fairly and thoroughly evaluate the Sale Agreement to ensure that it is in the best interest of GPT and its public shareholders. Further, in effecting their plan to undervalue the interests of GPT’s public shareholders, each of the defendants is violating the common law by directly breaching and/or aiding other defendants’ breaches of their fiduciary duties of care, loyalty, and disclosure.
JURISDICTION AND VENUE
     2. This Court has jurisdiction over this action because the improper conduct related to defendants’ unlawful efforts occurred in and emanated from Nebraska. Moreover, as alleged in more detail infra, this Court has jurisdiction over each of the defendants because they conduct business in, reside in, or are citizens of Nebraska.
     3. Venue is proper in this County pursuant to Neb. Rev. Stat. §§25-403.01 and 25-403.02 since all or a substantial part of the events or omissions giving rise to the claim occurred in this County and GPT’s registered and principal office is in this County and GPT is doing business in this County.
     4. This action challenges the internal affairs or governance of GPT and hence is not removable to Federal Court under the Class Action Fairness Act of 2005.
THE PARTIES
     5. Plaintiff Capital Trading Co. is the owner of shares of GPT common stock and has been the owner of such shares at all relevant times.
     6. Defendant GPT is a publicly traded corporation incorporated under the laws of Maryland with its headquarters at 13625 California Street, Suite 310, Omaha, Nebraska. GPT is authorized to transact business in this State. GPT is a self-managed, self-administered real estate investment trust, or REIT. GPT invests primarily in single tenant properties under long-term leases to the United States government. GPT completed its initial public offering of the Company’s common stock and listed its common stock on the NYSE in January 2004.
     7. Defendant Philip Cottone (“Cottone”) has served as a director of the Company since 2004. Cottone is also Chairman of the Nominating and Governance Committee of the Company’s board of directors. In connection with the Sale Agreement, Cottone will receive cash payments of $25,090.50 for the accelerated vesting of unvested shares of GPT’s restricted stock which he owns and will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Sale agreement. This Court has jurisdiction over Cottone because Cottone has transacted business in this State, has caused injury by an act or omission in this State or by an act or omission outside this State while regularly engaging in business in this State, and has sufficient contacts with this State.
     8. Defendant Robert Peck (“Peck”) has served as a director of the Company since 2003. Peck is also the Chairman of the Finance Committee of the Company’s board of directors. In connection with the Sale Agreement, Peck will receive cash payments of $25,090.50 for the accelerated vesting of unvested shares of GPT’s restricted stock which he owns and will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Sale agreement. This Court has jurisdiction over Peck because Peck has transacted business in this State, has caused injury by an act or omission in this State or by an act or omission outside this State while regularly engaging in business in this State, and has sufficient contacts with this State.
     9. Defendant Thomas Peschio (“Peschio”) has served as a director of the Company since the inception of the Company in 2002. Peschio has also served as President of the

Company since June 2003. In connection with the Sale Agreement, Peschio (i) will receive a lump sum payment of $1,577,286.42 in severance benefits pursuant to his employment agreement with GPT, (ii) has entered into a new employment agreement with Record Realty which provides for his employment as President and CEO and entitles him to, among other things, the following benefits: (a) an annual base salary for not less than $375,762.14 — an increase of approximately $25,762,00 from his current salary, and (b) an annual cash incentive bonus which shall not exceed 80% of his base salary, (iii) will receive $797,628.50 for the accelerated vesting of unvested shares of GPT’s restricted stock which he owns and (iv) will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Sale agreement. This Court has jurisdiction over Peschio because Peschio has transacted business in this. State, has caused injury by an act or omission in this State or by an act or omission outside this State while regularly engaging in business in this State, and has sufficient contacts with this State.
     10. Defendant Richard H. Schwachter (“Schwachter”) has served as a director of the Company since the Company’s inception in 2002. Schwachter is also the Chairman of the Real Estate Investment Committee of the Company’s board of directors. In connection with the Sale Agreement, Schwachter will receive cash payments of $56,437.50 for the accelerated vesting of unvested shares of GPT’s restricted stock which he owns and will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Sale agreement. This Court has jurisdiction over Schwachter because Schwachter has transacted business in this State, has caused injury by an act or omission in this State or by an act or omission outside this State while regularly engaging in business in this State, and has. sufficient contacts with this State.

     11. Defendant Jerry D. Bringard (“Bringard”) has served as Chairman of the Company’s board of directors since the Company’s inception in 2002. Bringard also served as interim President and Chief Executive Officer from 2002-2003. In addition, Bringard serves as acting Chairman of the Compensation Committee of the Company’s board of directors. In connection with the Sale Agreement, Bringard will receive cash payments of $69,875.00 for the accelerated vesting of unvested shares of GPT’s restricted stock which he owns and will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Sale agreement. This Court has jurisdiction over Bringard because Bringard has transacted business in this State, has caused injury by an act or omission in this State or by an act or omission outside this State while regularly engaging in business in this State, and has sufficient contacts with this State.
     12. Defendant Robert M. Ames (“Ames”) has served as a director of the Company since 2003. In connection with the Sale Agreement, Ames will receive cash payments of $25,090.50 for the accelerated vesting of unvested shares of GPT’s restricted stock which he owns and will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Sale agreement. This Court has jurisdiction over Ames because Ames has transacted business in this State, has caused injury by an act or omission in this State or by an act or omission outside this State while regularly engaging in business in this State, and has sufficient contacts with this State.
     13. Defendant Record (US) is an indirect, wholly owned subsidiary of Record Realty Trust, a foreign property trust, which was incorporated solely for the purposes of effecting the Sale Agreement.

     14. The defendants identified in paragraphs 7 through 12 collectively constitute the entirety of the Company’s board of directors. These 6 individuals are hereinafter referred to collectively as the “Individual Defendants.”
THE INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES
     15. Under applicable common law, the directors of a publicly held company such as GPT have fiduciary duties of care, loyalty and disclosure, and are liable to shareholders for breaches thereof. They are required to exercise good faith and subordinate their own selfish interests to those of the corporation where their interests conflict. When it appears that a director has obtained any personal profit from dealing with the corporation, and the transaction is drawn into question as between him and the stockholders of the corporation, the burden is upon the director or officer to show that the transaction has been fair, open and in the utmost good faith.
     16. As discussed in detail below, defendants have breached, and/or aided other defendants’ breaches of, their fiduciary duties to GPT public shareholders by acting to cause or facilitate the acquisition of the Company by Record Realty because it is not in the best interests of those shareholders, but is in the best interests of the Individual Defendants who will collectively receive significant personal profits as a result of the Sale Agreement.
     17. Because defendants have knowingly or recklessly breached their fiduciary duties in connection with the Sale Agreement, and/or are personally profiting from the same, the burden of proving the inherent or entire fairness of the Sale Agreement, including all aspects of its negotiation, structure, and terms, is borne by Defendants as a matter of law.
     18. Further, as alleged in detail infra, the Individual Defendants have also breached their fiduciary duty of disclosure in that on December 14, 2006 they filed a proxy statement in connection with the Sale Agreement with the SEC (and through the SEC’s web-site distributed to shareholders) but failed to disclose certain material information which a reasonable shareholder would find material in determining whether to vote for the Sale Agreement.
CLASS ACTION ALLEGATIONS
     19. Plaintiff brings this action pursuant to Neb. Rev. Stat. § 25-319, on behalf of itself and all other shareholders of the Company except the defendants herein and any person(s), firm(s), trust(s), corporation(s), or other entit(ies) related to or affiliated with them, who are or will be threatened with injury arising from defendants1 actions, as more fully described herein (the “Class”).
     20. This action is properly maintainable as a class action for the following reasons:
          a. The Class is so numerous that joinder of all members is impracticable. Members of the Class are scattered throughout the United States and thus it would be impracticable to bring them all before this Court. As of December 14, 2006, the Company had more than 20.7 million shares outstanding.
          b. There are questions of law and fact that are common to the Class and that predominate over any questions affecting individual class members. The common questions include, inter alia, the following:
               (i) Whether defendants have engaged in and are continuing to engage in conduct which unfairly benefits the Individual Defendants, at the expense of the members of the Class;
               (ii) Whether the Individual Defendants, as officers and/or directors of the Company, are violating their fiduciary duties to plaintiff and the other members of the Class, and
               (iii) Whether plaintiff and the other members of the Class would be irreparably damaged were defendants not enjoined from the conduct described herein.
          c. The claims of plaintiff are typical of the claims of the other members of the Class in that all members of the Class will be damaged by Defendants’ actions.
          d. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff is an adequate representative of the Class.
     21. The prosecution of separate actions by or against individual members of the class would create a risk of inconsistent or varying adjudications with respect to individual members of the class which would establish incompatible standards of conduct for the parties opposing the Class, as well as adjudications with respect to individual members of the class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.
     22. The parties opposing the class have acted or refused to act on grounds generally applicable to the class, thereby making appropriate final injunctive relief or corresponding declaratory relief with respect to the class as a whole.
     23. The questions of law or fact common to the members of the class predominate over any questions affecting only individual members, and a class action is superior to other available methods for the fair and efficient adjudication of the controversy. Plaintiff anticipates that there will be no difficulty in the management of this litigation as a class action.
SUBSTANTIVE ALLEGATIONS
Background to the Sale Agreement
     24. GPT’s financial performance demonstrates that the Company is a growing company with potential for even greater growth. For example, on March 1, 2006, the Company announced its financial performance for the year ending December 31, 2006, which demonstrated that the Company had experienced a successful year with Funds From Operations (“FFO”) for the year ended December 31, 2005 increasing to S7.4 million, or $0.36 per diluted share, compared to a loss of ($0.4) million or ($0.02) per diluted share for the year ended December 31, 2004. Further, revenue for the year ended December 31, 2005 increased approximately 200% to $28.2 million compared with $9.5 million for year ended 2004.
     25. Defendant Thomas D. Peschio, President and CEO, has stated as follows with regard to the Company’s Prospects:
We have made significant progress toward our goal of reaching a critical mass of leased assets .... In 2006 and beyond, we expect that this discipline will result in meaningful contributions to our cash flow and create long-term value for our shareholders.
     26. Further, on May 3, 2006, the Company issued a press release announcing its results for the first quarter ended March 31, 2006 which demonstrated that the Company’s FFO for the first quarter of 2006 increased to $2.8 million compared to $1.3 million for the period ended in 2005. In addition, revenue for the first quarter of 2006 was $10.4 million compared with $4.5 million for the same period the prior year.
     27. More recently in the Second Quarter of 2006, the Company also experienced similar growth with FFO for the second quarter ending June 30, 2006 increasing to $3.3 million, compared to $1.6 million for the previous year. Additionally, the revenue for the second quarter of 2006 increased 84% to $11.6 million compared to $6.3 million for the same period the prior year.
The Sale Agreement
     28. Despite this evidence of the Company’s potential for success, on May 22, 2006, the Company announced that it had engaged Wachovia Capital Markets, LLC (“Wachovia”) as the Company’s exclusive financial advisor to assist in evaluating various alternatives that may be available to the Company.
     29. Thereafter, on October 23, 2006, GPT and Record Realty announced that they had entered into a definitive merger agreement whereby a subsidiary of Record Realty will acquire GPT for $10.75 per common share in cash, subject to a potential reduction by an amount not to exceed $0.08 per share. Specifically, the press release stated as follows:
Government Properties Trust, Inc. (NYSE: GPT), a self-managed, self-administered real estate investment trust, and Record Realty Trust (ASX: RRT; “Record Realty”), an Australian listed property trust today announced that they have entered into a definitive merger agreement whereby a subsidiary of Record Realty will acquire GPT for $10.75 per common share in cash, subject to a potential reduction by an amount not to exceed $0.08 per common share resulting from certain potential contingencies of GPT, and as otherwise provided in the merger agreement.
*               *               *               *               *                *               *               *               *               *
The transaction has been unanimously approved by each of GPT’s and Record Realty’s respective boards of directors. Completion of the merger is currently expected to occur during the first quarter of 2007 and is subject to approval by GPT’s stockholders and other customary closing conditions.
CONFLICTS OF INTERESTS
All of GPT’s Directors Will Receive Significant Benefits In Connection
with the Sale Agreement
     30. In connection with the Sale Agreement, all of GPT’s directors will receive cash payments as a result of the accelerated vesting of the unvested shares of restricted stock they hold as follows:

Name	Shares	Value
Philip Cottone	2,334	$25,090.50
Robert Peck	2,334	$25,090.50
Thomas Peschio	74,198	$797,628.50

Name	Shares	Value
Richard Schwachter	5,250	$56,437.50
Robert M. Ames	2,334	$25,090.50
Jerry D. Bringard	6,500	$69,875.00
     31. In addition, defendant Peschio has entered into an employment agreement with Record Realty which provides for his employment as President and Chief Executive Officer and entitles him to, among other things, the following benefits: (i) an annual base salary of not less than $375,762.14, which shall be adjusted each January, and (ii) an annual cash incentive bonus which shall not exceed 80% of his base salary. Further, defendant Peschio will receive $1,051,524.20 in the event Record Realty terminates his employment on the day after the Sale is completed. Moreover, upon the consummation of the Sale Agreement, defendant Peschio will receive a lump-sum payment of SI,577,286.42 in severance benefits.
     32. Further, each of the Individual Defendants will be granted rights to indemnification for acts or omissions occurring prior to the consummation of the Sale Agreement (the “Effective Time”) for six years after the Effective Time — thereby insulating them from, among other things, all liability arising from this transaction.
THE MATERIALLY MISLEADING AND/OR INCOMPLETE PROXY STATEMENT
     33. In addition, defendants are breaching their fiduciary duties of full disclosure to GPT public shareholders in connection with the Sale Agreement. In this regard, on December 14, 2006, the Individuals filed a proxy statement with the SEC (the “Proxy Statement”) in connection with the Sale Agreement, and through the SEC web-site distributed it to shareholders. However, the Proxy Statement is deficient in that it misrepresents and/or omits the following material information:
(i)	The Proxy Statement fails to disclose (i) the condition which would have given rise to an additional potential reduction of approximately $0.03 per share of common stock and (ii) how that condition has been satisfied.

This information is material to the GPT public shareholders in determining the extent to which the Individual Defendants complied with their duties of loyalty and care to protect the best interests of GPT public shareholders and to put GPT interests before their own.

(ii)	The Proxy Statement discloses that Wachovia and its associates may maintain relationships with Record Realty and its principals or affiliates but fails to disclose (a) the nature of that relationship and (b) the amount of fees that Wachovia Securities and its affiliates has received for providing investment banking and other financial services to Record Realty and its affiliates in the past two years.

Information with regard to any conflicts of interest that Wachovia Securities has is material to the public shareholders of GPT in determining how much weight to place on Wachovia Securities’ fairness opinion and must therefore be disclosed.

(iii)	The Proxy Statement fails to disclose the amount of fees that Wachovia Securities and its affiliates anticipate receiving from Record Realty and its affiliates in the next two years.

Information with regard to any conflicts of interest that Wachovia has is material to the public shareholders of GPT in determining how much weight to place on Wachovia Securities’ fairness opinion and must therefore be disclosed.

(iv)	The Proxy Statement fails to disclose the criteria used to select directors Jerry Bringard, Robert Peck and Thomas Peschio to act as liaison between the board and the outside advisors.

This information is material to the GPT public shareholders in determining the extent to which the Individual Defendants complied with their duties of loyalty and care to protect the best interests of GPT public shareholders and to put GPT interests before their own.

(v)	The Proxy Statement fails to disclose the criteria Wachovia used to identify the 185 prospective buyers for GPT.

This information is material to the GPT public shareholders in determining the extent to which the Individual Defendants complied with their duties of loyalty and care to protect the best interests of GPT public shareholders and to put GPT interests before their own.

(vi)	The Proxy Statement fails to disclose bow many of the 185 prospective buyers identified by Wachovia were strategic buyers and how many were financial buyers.

This information is material to the GPT public shareholders in determining the extent to which the Individual Defendants complied with their duties of loyalty and care to protect the best interests of GPT public shareholders and to put GPT interests before their own.

(vii)	With regard to Wachovia’s Comparable Companies Analysis, the Proxy Statement fails to disclose the per share price to projected FFO for each of the comparable companies Wachovia reviewed for this analysis.

The criteria used by a financial advisor to render its fairness opinion is material to the public shareholders of GPT in determining how much weight to place on the fairness opinion and must therefore be disclosed.

(viii)	With regard to Wachovia’s Selected Transactions Analysis, the Proxy Statement fails to disclose (i) the criteria it used to select the transaction it reviewed for this analysis, and (ii) the aggregate value of each of the transaction it reviewed for this analysis.

The criteria used by a financial advisor to render its fairness opinion is material to the public shareholders of GPT in determining how much weight to place on the fairness opinion and must therefore be disclosed.

(ix)	With regard to Wachovia’s Premiums Paid Analysis, the Proxy Statement fails to disclose (i) the premium or discount paid by the acquirer in each of the transaction Wachovia reviewed for this analysis and (ii) the “qualitative judgments concerning differences between the characteristics of the transactions” Wachovia reviewed for this analysis and the proposed transaction.

The criteria used by a financial advisor to render its fairness opinion is material to the public shareholders of GPT in determining how much weight to place on the fairness opinion and must therefore be disclosed.

(x)	With regard to Wachovia’s Dividend Discount Analysis, the Proxy Statement fails to disclose Wachovia’s rationale for using a different range of discount rate from the 7.7% to 8.1% discount rate it used for its Discounted Cash Flow Analysis.

The criteria used by a financial advisor to render its fairness opinion is material to the public shareholders of GPT in determining how much weight to place on the fairness opinion and must therefore be disclosed.

(xi)	With regard to Wachovia’s Discounted Cash Flow Analysis, the Proxy Statement fails to disclose (i) the methodology Wachovia used to arrive at the range of discount rate of 7.7% to 8.1% it used for this analysis and (ii) Wachovia’s rationale for using a different range of discount rate from the 10.0% to 11.0% discount rate it used for its Dividend Discount Analysis.

The criteria used by a financial advisor to render its fairness opinion is material to the public shareholders of GPT in determining how much weight to place on the fairness opinion and must therefore be disclosed.

(xii)	With regard to Wachovia’s Net Asset Value Analysis, the Proxy Statement fails to disclose the methodology Wachovia used to arrive at a range of blended capitalization rates from 7.0% to 7.5%.

The criteria used by a financial advisor to render its fairness opinion is material to the public shareholders of GPT in determining how much weight to place on the fairness opinion and must therefore be disclosed.
CAUSE I
Breach of Fiduciary Duty
(Against All Defendants Except Record Realty)
     34. Plaintiff repeats and realleges all previous allegations as if set forth in full herein.
     35. The Individual Defendants have violated the fiduciary duties they owe to the shareholders of GPT. The Individual Defendants’ negotiation of and agreement to the terms of the Sale Agreement demonstrate a clear absence of the exercise of due care and of loyalty to GPT’s public shareholders.
     36. In agreeing to the Sale Agreement, the Individual Defendants failed to adequately inform themselves of GPT’s highest transactional value and failed to do so because of their interest in quickly signing the Sale Agreement and thereby obtaining the improper personal benefits they will receive thereunder.
     37. In addition, the $10.75 per share price to be paid to GPT’s public shareholders is inadequately low given that (a) the intrinsic value of GPT’s common stock is in excess of the $10.75 per share offered by Record Realty, giving due consideration to the Company’s prospects for growth and profitability in light of its business, earnings power, present and future; and (b) it is not the result of an appropriate consideration of the value of GPT because the GPT board approved the Sale Agreement without undertaking adequate steps to fairly and accurately ascertain GPT’s value.
     38. In addition, the defendants’ agreement to pay Record Realty a termination fee of $6.5 million in the event that GPT enters into a superior proposal effectively serves to deter other prospective buyers from pursuing a transaction with GPT.
     39. By reason of the foregoing, plaintiff and each member of the Class are suffering irreparable injury, including injury for which there is no adequate remedy at law.
CAUSE II
Breach of Fiduciary Duty
(Against All Defendants Except Record Realty)
(Disclosure)
     40. Plaintiff repeats all previous allegations as if set forth in full herein.
     41. The fiduciary duties of defendants other than Record Realty require them to disclose to plaintiffs and the class all information material to the decisions confronting GPT’s public shareholders with regard to their vote on the Sale Agreement.
     42. As set forth above, defendants have breached their fiduciary duty through materially inadequate disclosures and material omissions.

     43. By reason of the foregoing, plaintiff and each member of the Class are suffering irreparable injury, including injury for which there is no adequate remedy at law.
CAUSE III
Aiding and Abetting
(Against Record Realty)
     44. Plaintiff repeats all previous allegations as if set forth in full herein.
     45. The Individual Defendants owed plaintiff and GPT’s other shareholders duties of care and loyalty. As earlier alleged, the Individual Defendants breached these fiduciary duties. Record Realty has aided and abetted the Individual Defendants in the breaches of their fiduciary duties to GPT’s shareholders by, among other things, (a) negotiating a sale of the Company to Record Realty with knowledge of the conflicts of interest and the inadequate price the Individual Defendants have agreed to as a result of the same, and (b) requiring GPT to pay it a $6.5 million break-up fee if it accepts a superior proposal for the Company. The payment of the break-up fee serves as a substantial deterrence to other prospective buyers since they would be saddled with the burden of paying the termination fee. Further, the proposed sale of GPT to Record Realty could not take place without the knowing participation of Record Realty.
     46. By reason of the foregoing, plaintiff and each member of the Class are suffering irreparable injury, including injury for which there is no adequate remedy at law.
     WHEREFORE, plaintiff demands judgment as follows:
     A. determining that this action is a proper class action under Neb. Rev. Stat. § 25-319 and that plaintiff is a proper class representative;
     B. declaring that defendants have breached their fiduciary duties of care and loyalty to plaintiff and the class and aided and abetted such breaches;

     C. requiring the defendants to indemnify the shareholders of GPT for their breaches of fiduciary duty;
     D. enjoining the Sale Agreement and, if the Sale Agreement is consummated, rescinding it;
     E. awarding plaintiff and the class compensatory and/or rescissory damages as allowed by law;
     F. awarding interest, attorney’s fees, expert fees and other costs, in an amount to be determined; and
     G. granting such other relief as the Court may find just and proper.
     Plaintiff does not waive jury trial and instead demands a jury trial.
Dated: January 4, 2007

KINSEY MORRIS BECKER KISTLER TITUS & ROWE, LLP
/s/ David W. Rowe
David W. Rowe - 19155
P.O. Box 85778 121 South 13th Street, Suite 601 Lincoln, Nebraska 68501 Telephone: (402) 438-1313 Facsimile: (402) 438-1654

                        Counsel for Plaintiff
THE BRUALDI LAW FIRM
Richard B. Brualdi
Gaitri Boodhoo
Sue Lee
Ayesha N. Onyekwelu
29 Broadway, Suite 2400
New York, New York 10006
Telephone: (212) 952-0602
Facsimile: (212) 952-0608

Of Counsel for Plaintiff

PRAECIPE
TO THE CLERK OF SAID COURT:
     Please issue Summons in the above-entitled matter on the defendants shown below. Please deliver the Summons to Plaintiff’s counsel in order that counsel may effect service upon the said defendants by certified mail, return receipt requested, addressed as follows:
Government Properties Trust, Inc.
c/o BSMWL, Inc., Registered Agent
1620 Dodge Street, Suite 2100
Omaha, NE 68102
Record Realty U.S. LLC
c/o Record Realty Trust
700 Third Avenue, 7lh Floor
New York, NY 10017
Phillip Cottone
Government Properties Trust, Inc.
13625 California Street, Suite 310
Omaha, NE 68154
Robert Peck
Government Properties Trust, Inc.
13625 California Street, Suite 310
Omaha, NE 68154
Thomas Peschio
Government Properties Trust, Inc.
13625 California Street, Suite 310
Omaha, NE 68154
Richard Schwachter
Government Properties Trust, Inc.
13625 California Street, Suite 310
Omaha, NE 68154
Robert Ames
Government Properties Trust, Inc.
13625 California Street, Suite 310
Omaha, NE 68154

Jerry Bringard
Government Properties Trust, Inc.
13625 California Street, Suite 310
Omaha, NE 68154

/s/ David W. Rowe
David W. Rowe - 19155